EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 19, 2008, accompanying the consolidated financial statements of Bioheart, Inc. and Subsidiaries (a Development Stage Company) (which report expressed an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123(R), the adoption of Financial Accounting Standards Board Interpretation No. 48, and going concern uncertainty), included in the Annual Report on Form 10-K (File No. 001-33718), filed on March 28, 2008, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.
/s/ Grant Thornton LLP

Fort Lauderdale, Florida
April 16, 2008